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                                                                   EXHIBIT 10(b)


                            AMENDMENT NUMBER THIRTEEN
                                     TO THE
                       HARRIS CORPORATION RETIREMENT PLAN


               WHEREAS, Harris Corporation, a Delaware corporation (the "Corporation"), has heretofore adopted and maintains the Harris Corporation Retirement Plan, as amended and restated effective January 1, 2003 (the "Plan");

               WHEREAS, the Corporation, by action of the Management Development and Compensation Committee of the Corporation's Board of Directors (the "Compensation Committee"), has the authority to amend the Plan pursuant to
Section 17.1 of the Plan;

               WHEREAS, pursuant to Section 13.3 of the Plan, the Compensation Committee delegated to the Employee Benefits Committee of the Corporation (the "Employee Benefits Committee") the authority to adopt non-material amendments to the Plan; and

               WHEREAS, the Corporation desires to amend the Plan to further clarify that employees designated by the Corporation as belonging to the separate and distinct business unit that is known as Harris Orkand Information Systems (business unit 00211) are not eligible to participate in the Plan.

               NOW, THEREFORE, pursuant to the power of amendment contained in
Section 17.1 of the Plan and the delegation of such power pursuant to Section
13.3 of the Plan, effective as of September 30, 2005, the definition of "Eligible Employee" in Article 2 of the Plan is hereby amended in its entirety to read as follows:

               "Eligible Employee. An Employee other than an Employee (a) the terms of whose employment are subject to a collective bargaining agreement which does not provide for the participation of such Employee in the Plan; (b) who does not receive any Compensation payable in United States dollars; (c) who is not treated as an employee of an Employer on such Employer's payroll records (notwithstanding any determination by a court or administrative agency that such individual is an Employee); (d) who is not a United States citizen or a resident alien who provides services in a location other than the United States or (e) who is designated by the Company as belonging to the separate and distinct business unit that is known as Harris Orkand Information Systems (HRIS business unit designation 00211) (or such other designation and name for that unit that may be instituted from time to time). No individual who renders services for an Employer shall be an Eligible Employee if such individual renders services pursuant to an agreement or arrangement (written or oral) (1) that such services are to be rendered by the individual as an independent contractor; (2) with an entity, including a leasing organization within the meaning of section 414(n)(2) of the Code, that is not an Employer or Affiliate or (3) that contains a waiver of participation in the Plan."

               APPROVED by the HARRIS CORPORATION EMPLOYEE BENEFITS COMMITTEE on this 11th of October, 2005

                                           Attest:

                                           /s/ John D. Gronda
                                           -------------------------------------
                                           Secretary